Exhibit 10.21

J. ERIK MUSTAD CONSULTING TERMINATION AGREEMENT

CONSULTING TERMINATION AGREEMENT

THIS AGREEMENT made as of March 15, 2004

BETWEEN:

MOVING BYTES INC., a company incorporated under the Canada Business Corporations Act having its offices located at 4340 Redwood Hwy., Ste. F222, San Rafael, California , U.S.A., 94949, (“MBI”)

AND:

J. Erik Mustad, an individual, of  154 Bret Harte Rd. San Rafael, California 94901 (“Consultant”)

WITNESS THAT WHEREAS:

A.

MBI and Consultant entered into an agreement effective as of September 30, 2004, (the “Original Agreement”) whereunder Consultant agreed to forgive certain share purchase options of MBI in exchange for MBI’s promise pay Consultant Twenty Two Thousand Five Hundred US dollars ($22,500 USD) which it had accrued as payable on its books (the “Debt”); and

B.

MBI and Consultant wish to enter into this agreement, effective on the date first above written.

NOW THEREFORE, in consideration of the recitals, the following agreements, the payment of One Dollar ($1.00) made by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

ARTICLE ONE

SERVICES

Term of Services; Services

1)

Subject to the terms and conditions hereto contained, Mustad will serve as Chief Executive Officer of  MBI, and this Agreement shall remain in effect until, the earlier event of:

a)

The date on which MBI files its annual report with US Securities and Exchange Commission (SEC) on form 10KSB for its fiscal year ended December 31, 2004; or

b)

April 15, 2005, (the “Termination Date”),

a copy of Mustad’s resignation letter is attached hereto as Exhibit A.

2)

Mustad shall review MBI’s annual report with SEC on form 10KSB for its fiscal year ended December 31, 2004 and sign such report on behalf of MBI as may be required by his role as CEO of MBI.

ARTICLE TWO

REMUNERATION

Compensation

3)

MBI shall not be required to compensate Mustad for his performance of services under Section 2 hereto.

ARTICLE THREE

MUSTAD’S COVENANTS

Amounts Due Under Original Agreement

4)

Mustad agrees to forgive the debt and all accrued interest thereon.

ARTICLE FOUR

MBI’S COVENANTS

Hold Harmless

5)

MBI agrees to defend, indemnify and hold harmless Mustad, from and against all claims, losses, damages and costs caused by, arising out of, or relating to, services provided under this Agreement, and acts or omissions by Mustad, both future and past, as an officer and director of MBI, except as to any acts or omissions which Mustad knowingly and intentionally has taken or takes in violation of any applicable laws.

Provisions which Operate Following Termination

6)

The provisions of Section 5 hereto, and any other provisions of this Agreement necessary to give efficacy thereto, will continue in full force and effect following the termination of the Agreement and the Termination Date.

ARTICLE SIX

GENERAL

Sections and Headings

7)

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

Benefit of Agreement

8)

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of MBI, SCI and Smith respectively and upon their successors, assigns, heirs, executors, administrators and legal representatives.

Entire Agreement

9)

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

10)

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

Severability

11)

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

Legal Fees and Costs

12)

In the event of any litigation arising from or related to this Agreement, the prevailing party will be entitled to recovery of all reasonable costs incurred, including staff time, court costs, attorney’s fees, expert’s fees and other related expenses.

Notices

13)

Any demand, notice or other communication (a “Notice”) to be given in connection with this Agreement will be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

i)

Mustad:

154 Bret Harte Rd., San Rafael, California 94901

ii)

To the Board of Directors of MBI: 4340 Redwood Hwy., Ste. F222, San Rafael, Ca 94903

or such other address or individual as may be designated by notice by either party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the fifth day following the deposit thereof in the mail.

Governing Law

14)

This Agreement shall be deemed to have been made and executed in the State of California and shall be construed in accordance with the laws of California under the jurisdiction of the State of California and the laws of the United States applicable thereto.

Counterparts

15)

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such facsimile or counterpart so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

J. Erik Mustad

/s/ J. ERIK MUSTAD

J. Erik Mustad

MOVING BYTES INC.

/s/ MARK  SMITH

Mark Smith, President

EXHIBIT A

March 15, 2005

Board of Directors

Moving Bytes Inc.

4340 Redwood Hwy., Ste. F222

San Rafael, Ca 94903

Dear Moving Bytes Inc. Board of Directors,

I  J. Erik Mustad hereby resign as Chief Executive Officer of Moving Bytes Inc. effective as of the earlier event of:

a)

The date on which MBI files its annual report with US Securities and Exchange Commission on form 10KSB for its fiscal year ended December 31, 2004; or

b)

April 15, 2005.

Sincerely,

/s/ J. ERIK MUSTAD

J. Erik Mustad